UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 1, 2014

BLACKBAUD, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000-50600	11-2617163
(Commission File Number)	(IRS Employer ID Number)

2000 Daniel Island Drive, Charleston, South Carolina	29492
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (843) 216-6200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.
On October 1, 2014, Blackbaud, Inc., a Delaware corporation (the “Company”), completed its acquisition of all of the outstanding equity interests of MicroEdge Holdings, LLC, a Delaware limited liability company (“MicroEdge”), pursuant to a Purchase Agreement (the “Purchase Agreement”) by and among the Company, the direct and indirect holders of all of the outstanding equity interests of MicroEdge identified therein (collectively, the “Sellers”) and VFF I AIV I, L.P., as the Sellers’ Representative.
The aggregate purchase price paid by the Company was $160 million in cash, subject to a working capital adjustment. As described in Item 2.03 below, the purchase price paid in connection with the closing of the MicroEdge acquisition was funded in part from additional borrowings of $140 million under the Company’s senior secured credit facility.
A portion of the purchase price due to the Sellers was placed into escrow in connection with their indemnity obligations under the Purchase Agreement and for customary post-closing adjustments.
A summary of the material terms of the Purchase Agreement is included in the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on September 2, 2014. A copy of the Purchase Agreement is filed as Exhibit 10.76 to this Current Report on Form 8-K.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
As previously disclosed, on February 28, 2014, the Company entered into its senior secured credit facility in an aggregate principal amount of $325 million, with a right to increase the commitments and/or request additional term loans in a principal amount of up to $200 million. On October 1, 2014, the Company exercised its right, and certain lenders agreed, to increase the revolving credit commitments by $100 million such that as of October 1, 2014, the aggregate revolving credit commitments are $250 million. The additional revolving credit commitments have the same terms as the existing revolving credit commitments.
In addition, on October 1, 2014, the Company drew down a $140 million revolving credit loan under its senior secured credit facility to finance its acquisition of MicroEdge described under Item 2.01 of this Current Report on Form 8-K.
Revolving credit loans and term loans under the Credit Facility bear interest at a rate per annum equal to, at the Company’s option, (a) a base rate equal to the highest of (i) the prime rate announced by SunTrust Bank, (ii) the Federal Funds Rate plus 1/2 of 1% and (iii) the sum of the LIBOR Rate for a one (1) month interest period plus 1%, plus an applicable margin as specified in the Credit Facility (the “Applicable Margin”), or (b) the LIBOR Rate plus the Applicable Margin.
Following the draw down, approximately $142 million is currently outstanding under the revolving credit loans and approximately $108 million is available for future borrowings. Following the closing of the MicroEdge transaction on October 1, 2014, the principal amount outstanding on the term loan was approximately $173 million, resulting in a total amount outstanding on the revolving credit loans and term loan of approximately $315 million after the acquisition.
The obligations of the Company under the senior secured credit facility are secured by the stock and limited liability company interests of certain subsidiaries of the Company and the proceeds therefrom, pursuant to a pledge agreement. Amounts outstanding under the senior secured credit facility are guaranteed by material domestic subsidiaries of the Company, pursuant to a guaranty agreement.
Summaries of the terms of the senior secured credit facility, the pledge agreement and the guaranty agreement are more fully described under Item 1.01 of the Company’s Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on March 3, 2014, and such summaries are hereby incorporated herein by this reference.
Item 8.01. Other Events.
On October 2, 2014, the Company issued a press release relating to the completion of the MicroEdge acquisition. A copy of the press release is attached hereto as Exhibit 99.1.
Item 9.01. Financial Statements and Exhibits.
(a) Financial Statements of Business Acquired.
The financial statements required by Item 9.01(a) of Form 8-K will be filed by amendment within 71 calendar days after the date this report on Form 8-K must be filed.
(b) Pro Form Financial Information.
The pro forma financial information required by Item 9.01(b) of Form 8-K will be filed by amendment within 71 calendar days after the date this report on Form 8-K must be filed.

(d) Exhibits
The following exhibits are filed with this current report:

Exhibit No.	Description

10.76
Purchase Agreement, dated August 30, 2014, by and among MicroEdge Holdings, LLC, Blackbaud, Inc, direct and indirect holders of all of the outstanding equity interests of MicroEdge Holdings, LLC, and VFF I AIV I, L.P., as Sellers’ Representative.

99.1	Press release of Blackbaud, Inc. dated October 2, 2014.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLACKBAUD, INC.

Date:	October 2, 2014	/s/ Anthony W. Boor
Anthony W. Boor
Senior Vice President and Chief Financial Officer
(Principal Financial and Accounting Officer)